April 2009 Preliminary Terms No. 9 Registration Statement No. 333-155535 Dated March 30, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Auto-Callable Securities offer the opportunity for investors to earn a relatively high annualized fixed redemption amount if the closing price of one ETF Share is at all above the initial share price on any one of the specified determination dates. Investors must be comfortable with the risk of losing up to 90% of their principal and be willing to forgo interest payments and potential returns greater than the specified fixed returns. The securities are senior unsecured obligations of JPMorgan Chase & Co. and all payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Underlying Index:	The FTSE/Xinhua China 25 Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Maturity date:	April 29, 2011
Determination dates:	#1: May 4, 2010	#2: October 26, 2010	Final: April 26, 2011
Early redemption payment:

If, on either of the first two determination dates, the closing price of one ETF Share is greater than the initial share price, the securities will be automatically redeemed on the sixth business day following the related determination date for the respective cash payment, which we refer to as the early redemption amount, as follows:

• 1st determination date:	$12.00 to $12.20
• 2nd determination date:	$13.00 to $13.30
The actual early redemption amount will be determined on the pricing date.
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the final share price is:
• Greater than the initial share price:
$14.00 to $14.40 (as determined on the pricing date)

• Less than or equal to the initial share price but greater than or equal to the downside protection price of 90% of the initial share price:
$10 stated principal amount, or

• Less than the downside protection price of 90% of the initial share price:
$10 times the share performance factor, plus $1.00 This payment may result in a loss of up to 90% of your investment.

Downside protection price:	90% of the initial share price
Share performance factor	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the final determination date
Adjustment Factor:

Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-3-A-I.

Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	April , 2009 (expected to price on or about April 23, 2009)
Original issue date:	April , 2009 (5 business days after the pricing date)
CUSIP:	46625H340
ISIN:	US46625H3407
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)

Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(1)(2)(3)	Proceeds to Company
Per security
	$10	$0.25	$9.75
Total
	$	$	$
(1)

The price to the public includes the estimated cost of hedging our obligations under the securities, which includes the expected cost of providing such hedge as well as any profit our affiliates expect to realize in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-19 of the accompanying product supplement no. MS-3-A-I.

(2)

The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.95 per security. Please see “Syndicate Information” on page 6 for further details.

(3)

JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MS & Co., exceed $0.25 per $10 stated principal amount. See “Underwriting” beginning on page PS-56 of the accompanying product supplement no. MS-3-A-I.

Investing in the securities involves a number of risks. See “Risk Factors” on page PS-6 of the accompanying product supplement no. MS-3-A-I and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO MS-3-A-I. PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-3-A-I dated March 27, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209001274/e34939-424b2.pdf

Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (866) 477-4776.

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether the closing price of one ETF share (including the final share price) is above or below the initial share price on any of the determination dates (including the final determination date).

Diagram #1 – First Two Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption Occurs

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

April 2009	Page 2

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Investment Overview

The Auto-Callable Securities due April 29, 2011, based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the securities, are designed for investors who seek relatively high fixed positive returns if the closing price of one ETF Share is at all above the initial share price on any one of the three determination dates (including the final determination date). An early redemption will occur if the closing price of one ETF Share is above the initial share price on either of the first two determination dates. If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the closing price of one ETF Share is greater than the initial share price, the securities will redeem for $14.00 to $14.40 per security (as determined on the pricing date). If the closing price of one ETF Share on the final determination date, which we refer to as the final share price, is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, which we refer to as the downside protection price, the securities will redeem for the stated principal amount. If the final share price is less than the downside protection price, the securities will redeem for less than the stated principal amount by an amount proportionate to the decrease in the final share price below 90% of the initial share price, which means investors may lose up to 90% of their investment. Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the specified fixed returns.

iShares® FTSE/Xinhua China 25 Index Fund Overview

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and is currently based on the 25 largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange.

Information as of close on March 27, 2009:

Bloomberg Ticker Symbol:	FXI
Current Final Share Price:	$29.70
52 Weeks Ago:	$45.69
52 Week High (on 5/2/08):	$54.58
52 Week Low (on 10/27/08):	$19.36

The following graph illustrates the historical daily closing prices of one share of the iShares® FTSE/Xinhua China 25 Index Fund from October 8, 2004 through March 27, 2009. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the ETF Shares cannot be taken as an indication of their future performance.

ETF Shares Historical Performance — Daily Closing Price October 8, 2004 through March 27, 2009

April 2009	Page 3

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the closing price of one ETF Share has increased from its initial share price on any of the three determination dates, regardless of the extent of the appreciation.

Scenario 1

On either of the first two determination dates, the closing price of one ETF Share is greater than the initial share price. In this scenario, each security redeems for the early redemption amount associated with the specific determination date on which the securities automatically redeem.
The positive return will be approximately a 20% to 22% annualized return.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final share price on the final determination date is greater than the initial share price. In this scenario, the payment at maturity for each security provides investors with a fixed positive return of 40.00% to 44.00% of the stated principal amount (approximately 20% to 22% annualized return). The securities may yield a greater return than would a direct investment in the iShares® FTSE/Xinhua China 25 Index Fund, but only if the iShares® FTSE/Xinhua China 25 Index Fund were to appreciate by less than 40.00% to 44.00% by the final determination date.

Scenario 3

(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price. In this scenario, the payment at maturity for each security will be the $10 stated principal amount.

Scenario 4

(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than 90% of the initial share price. In this scenario, the payment at maturity for each security will be $10 times the share performance factor, plus $1.00, which will result in a loss on your investment and could result in a loss of up to 90% of your investment.

Summary of Selected Key Risks (see page 8)

  90% of the stated principal amount is at risk.

  No interest payments.

  Appreciation potential is limited to the specified fixed returns.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the securities.

  The early redemption feature may limit the term of your investment to as short as one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

  Secondary trading may be limited, and the inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

  The market price of the securities will be influenced by many unpredictable factors, including the value, volatility and dividend rate of the equity securities underlying the ETF Shares, and the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities underlying the ETF Shares trade.

  Investing in the securities is not equivalent to investing in the ETF Shares, the equity securities underlying the ETF Share or included in the Underlying Index.

  The securities are subject to currency exchange risk.

  There may be differences between the ETF Shares and the Underlying Index.

  The anti-dilution protection for the ETF Shares is limited.

  Adjustments to the ETF Shares by the ETF Shares publisher could adversely affect the value of the securities.

  Economic interests of the calculation agent and the issuer may be potentially adverse to investors.

  The U.S. federal income tax consequences of an investment in the securities are uncertain.

April 2009	Page 4

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Fact Sheet

The securities offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest and guarantee the return of only 10% of principal at maturity. The securities have the terms described in the product supplement no. MS-3-A-I, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing price of one ETF Share on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity. The securities are senior unsecured notes issued as part of JPMorgan Chase & Co.’s Series E Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2009 (expected to price on or about April 23, 2009)	April , 2009 (5 business days after the pricing date)	April 29, 2011, subject to postponement due to certain market disruption events
Key Terms
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Underlying Index	The FTSE/Xinhua China 25 Index.
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Determination dates:	#1: May 4, 2010	#2: October 26, 2010	Final: April 26, 2011
Early redemption payment:

If, on either of the first two determination dates, the closing price of one ETF Share is greater than the initial share price, the securities will be automatically redeemed on the sixth business day following the related determination date for the respective cash payment, which we refer to as the early redemption amount, as follows:

	• 1st determination date:	$12.00 to $12.20
	• 2nd determination date:	$13.00 to $13.30
The actual early redemption amount will be determined on the pricing date.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the final share price is:
• Greater than the initial share price:
$14.00 to $14.40 (as determined on the pricing date)

• Less than or equal to the initial share price but greater than or equal to the downside protection price of 90% of the initial share price:
$10 stated principal amount, or

• Less than the downside protection price of 90% of the initial share price:
$10 times the share performance factor, plus $1.00 This payment may result in a loss of up to 90% of your investment.

Downside protection price:	90% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the final determination date
Adjustment factor:

Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-3-A-I.

Risk factors:	Please see “Risk Factors” on page 8.

April 2009	Page 5

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	46625H340
ISIN:	US46625H3407
Minimum ticketing size:	100 securities
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-3-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, your securities should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors — Structure Specific Risk Factors — The tax consequences of an investment in the securities are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of securities.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. ("JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the securities.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-3-A-I.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-3-A-I.
Contact:

Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

Syndicate Information
Issue price of the securities	Selling commissions	Aggregate price of the securities for any single investor
$10.0000	$0.2500	<$999K
$9.9750	$0.2250	$1MM-$2.99MM
$9.9625	$0.2125	$3MM-$4.99MM
$9.9500	$0.2000	≥$5MM

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement no. MS-3-A-I, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 6

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical closing prices of one ETF Share on each of the three determination dates.

The below examples are based on the following hypothetical terms:

Initial Share Price:	$30.00
Downside Protection Price:	$27.00, which is 90% of the initial share price
Early Redemption Amount for May 2010 Determination Date:	$12.00 per security
Early Redemption Amount for October 2010 Determination Date:	$13.00 per security
Payment at Maturity (if the Final Share Price is above the Initial Share Price):	$14.00 per security
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of one ETF Share fluctuates over the term of the securities and the closing price of one ETF Share is above the initial share price of $30.00 on one of the first two determination dates. However, each example produces a different early redemption amount because the closing prices of one ETF Share are greater than the initial share price on different determination dates. Because the closing price of one ETF Share is greater than the initial share price on one of the first two determination dates, the securities are automatically redeemed on the sixth business day following the corresponding determination date. In each of Examples 3, 4 and 5, the closing price of one ETF Share on the first two determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 1	Example 2
	Hypothetical Closing Price of One ETF Share	Payout	Hypothetical Closing Price of One ETF Share	Payout
#1	$33.00	$12.00	$29.00	—
#2	—	—	$33.00	$13.00
Total Payout	$12.00 for May 2010 Determination Date		$13.00 for October 2010 Determination Date
Determination Date	Example 3	Example 4	Example 5
	Hypothetical Closing Price of One ETF Share	Payout	Hypothetical Closing Price of One ETF Share	Payout	Hypothetical Closing Price of One ETF Share	Payout
#1	$29.00	—	$29.00	—	$29.00	—
#2	$22.00	—	$22.00	—	$22.00	—
Final determination date	$45.00	$14.00	$28.50	$10.00	$21.00	$8.00
Total Payout	$14.00 at maturity		$10.00 at maturity		$8.00 at maturity

  In Example 3, on the final determination date, the final share price has increased 50% above the initial share price to $45.00, and the payment at maturity equals $14.00 per security, representing a 40.00% return on your investment. The return on your investment would be less than the 50% return you would receive on a comparable investment linked to the simple return of the ETF Shares.

  In Example 4, on the final determination date, the final share price has decreased 5% below the initial share price to $28.50. However, because the final share price is greater than the downside protection price of $27.00, the payment at maturity equals $10.00 per security, an amount equal to the stated principal amount.

  In Example 5, on the final determination date, the final share price has decreased to $21.00, which is 30% below the initial share price. Because the final share price is below the downside protection price of $27.00, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.7, plus $1.00, which results in a payment at maturity of $8.00 per security, representing a loss of 20% of the $10.00 stated principal amount. In this scenario, a comparable investment linked to the simple return of the ETF Shares would result in a greater loss of 30% of the stated principal amount.
April 2009	Page 7

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. MS-3-A-I. We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

  The securities do not pay interest nor guarantee full return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and guarantee a payment of only 10% of the principal amount at maturity. Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the closing price of one ETF Share at the final determination date, which may be less than the stated principal amount and may only be $1.00, if the final share price is less than 90% of the initial share price.

  Appreciation potential is limited. The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $14.00 to $14.40 (approximately 20% to 22% annualized return), to be determined on the pricing date, regardless of any larger appreciation in the closing price of one ETF Share.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities upon early redemption or at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

  Reinvestment risk. If your securities are redeemed early, the term of the notes may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are redeemed prior to the maturity date

  Market price influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which JPMSI may be willing to purchase or sell the securities in the secondary market, including: the closing price and expected volatility of the ETF Shares, interest and yield rates, time remaining to maturity, the dividend rate of equity securities underlying the ETF Shares, interest rates generally, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities underlying the ETF Shares are traded and the correlation between that rate and the price of the ETF Shares, the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the adjustment factor, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

  No dividend payments or voting rights. Investing in the securities is not equivalent to investing in the ETF Shares or the equity securities underlying the ETF Shares or included in the Underlying Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares or the equity securities underlying the ETF Shares or included in the Underlying Index.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity, unless earlier redeemed.

  The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS regarding the securities. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the securities described in “Fact Sheet — General Information — Tax Considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-3-A-I. If the IRS were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities could differ materially and adversely from our description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice
April 2009	Page 8

Auto-Callable Securities due April 29, 2011
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund

requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should also consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-3-A-I and consult your tax adviser regarding your particular circumstances.

Risks Relating to the ETF Shares

  There are risks associated with the ETF Shares: Although the ETF Shares are listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is the ETF Shares’ investment adviser. The ETF Shares are subject to management risk, which is the risk that the BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may select up to 10% of the ETF Shares’ assets to be invested in shares of equity securities that are not included in the FTSE/Xinhua China 25 Index. Any such action could adversely affect the market price of the ETF Shares, and consequently, the value of the securities.

  No affiliation with the ETF Shares: To our knowledge, we are not currently affiliated with any issuers of the equity securities underlying the ETF Shares. We assume no responsibility for the adequacy of the information about the ETF Shares and the Underlying Index contained in these preliminary terms or in product supplement no. MS-3-A-I. You should make your own investigation into the ETF Shares and the Underlying Index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.

  Differences between the ETF Shares and the Underlying Index: The ETF Shares do not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the ETF Shares and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the ETF Shares and the Underlying Index. Finally, because the ETF Shares are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the Underlying Index.

  Adjustments to the shares held by the iShares® FTSE/Xinhua China 25 Index Fund or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities. BGFA is the investment adviser to the ETF Shares, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. FTSE/Xinhua Index Limited (“FXI”) is responsible for designing and maintaining the Underlying Index. FXI can add, delete or substitute the equity securities underlying the Underlying Index or make other methodological changes that could change the value of the Underlying Index. Pursuant to an investment strategy or otherwise, BGFA may add, delete or substitute the equity securities underlying the ETF Shares. Any of these actions could adversely affect the price of the equity securities underlying the ETF Shares and, consequently, the value of the securities.

  The securities are subject to currency exchange risk: Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the net asset value of the ETF Shares will be adversely affected and the amount we pay you upon early redemption or at maturity, if any, may be reduced.

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Auto-Callable Securities due April 29, 2011
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The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

  There are risks associated with investments in securities linked to the value of foreign equity securities.
  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the ETF Shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the ETF Shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

  The prices of securities in emerging markets, such as the equity securities constituting the ETF Shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

  Owning the securities is not the same as owning the ETF Shares: Owning the securities is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the securities may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the securities declines.

Other Risk Factors

  The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

  Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMSI may act as market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMSI is willing to buy the securities. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

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Auto-Callable Securities due April 29, 2011
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  Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial share price and the, the closing price of one ETF Share on each determination date, including the final share price and will calculate the amount of payment you will receive upon early redemption or at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payout to you upon early redemption or at maturity.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price above which the ETF Shares must close on the determination dates before you receive a payment upon early redemption or at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the determination dates, could adversely affect the closing price of one ETF Share on the determination dates and, accordingly, the amount of cash an investor will receive upon early redemption or at maturity.

Information about the iShares® FTSE/Xinhua China 25 Index Fund

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares® Trust (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios including the iShares® FTSE/Xinhua China 25 Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the FTSE/Xinhua China 25 Index. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov, and may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the securities offered hereby and do not relate to the shares held by the ETF Shares. We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares held by the ETF Shares (and therefore the price of the shares held by the ETF Shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect whether the securities are automatically redeemed, or the value received at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the ETF Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”). The securities are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and is currently based on the 25 largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange. The FTSE/Xinhua China 25 Index is described under the heading “The iShares® FTSE/Xinhua China 25 Index Fund — The FTSE/Xinhua China 25 Index” in the accompanying product supplement no. MS-3-A-I.

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Auto-Callable Securities due April 29, 2011
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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from October 8, 2004 through March 27, 2009. The ETF Shares commenced trading on October 8, 2004. The closing price of one ETF Share on March 27, 2009 was $29.70. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The ETF Shares experience periods of high volatility, and you should not take the historical closing prices of the ETF Shares as an indication of future performance. No assurance can be given as to the closing price of one ETF Share on any determination date.

iShares® FTSE/Xinhua China 25 Index Fund	High	Low	Period End
2004
Fourth Quarter (from October 8, 2004)	$18.83	$16.87	$18.49
2005
First Quarter	$19.27	$17.33	$18.20
Second Quarter	$19.17	$17.58	$19.04
Third Quarter	$21.93	$18.94	$21.41
Fourth Quarter	$21.53	$18.88	$20.54
2006
First Quarter	$24.85	$21.00	$24.76
Second Quarter	$27.91	$22.00	$25.60
Third Quarter	$27.35	$24.48	$27.12
Fourth Quarter	$37.47	$27.13	$37.15
2007
First Quarter	$38.80	$30.55	$34.14
Second Quarter	$43.31	$34.83	$42.95
Third Quarter	$60.70	$39.91	$60.00
Fourth Quarter	$72.84	$53.75	$56.82
2008
First Quarter	$59.25	$41.23	$45.05
Second Quarter	$54.58	$43.13	$43.61
Third Quarter	$47.20	$30.88	$34.47
Fourth Quarter	$34.35	$19.36	$29.18
2009
First Quarter (through March 27, 2009)	$31.58	$22.80	$29.70

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Supplemental Plan of Distribution

We expect that delivery of the securities will be made against payment for the securities on or about the issue date set forth on the front cover of these preliminary terms, which will be the fifth business day following the pricing date of the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-19 of the accompanying product supplement no. MS-3-A-I.

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Where You Can Find More Information?

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-3-A-I dated March 27, 2009.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-3-A-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-3-A-I dated March 27, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209001274/e34939-424b2.pdf

• Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

• Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

April 2009	Page 14